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                                                                    EXHIBIT 11.1

                          INCYTE PHARMACEUTICALS, INC.

             STATEMENT RE COMPUTATION OF EARNINGS (LOSS) PER SHARE
                    (In thousands, except per share amounts)


                                                           Three Months Ended        Six Months Ended
                                                                 June 30,                 June 30,
                                                           -------------------      -------------------
                                                             1997        1996         1997        1996
                                                           -------     -------      -------     -------
Primary Earnings (Loss) Per Share
---------------------------------

Weighted average common shares outstanding
     during the period                                      10,518      10,104       10,486      10,069

Adjustment for dilutive effect of outstanding
     stock options                                             916        --            957        --
                                                            -------    -------       ------      ------
Weighted average common and common
     equivalent shares used for primary earnings
     (loss) per share                                       11,434      10,104       11,443      10,069
                                                           =======     =======      =======     =======

Net income (loss)                                            1,942      (1,596)       2,923      (3,634)
                                                           =======     =======      =======     =======

Net income (loss) per share                                $  0.17     ($ 0.16)     $  0.26     ($ 0.36)
                                                           =======     =======      =======     =======


Fully Diluted Earnings (Loss) Per Share
---------------------------------------

Weighted average common shares outstanding
     during the period                                      10,518      10,104       10,486      10,069

Adjustment for dilutive effect of outstanding
     stock options                                           1,013        --          1,006        --
                                                           -------     -------      -------     -------
Weighted average common and common
     equivalent shares used for fully diluted earnings
     (loss) per share                                       11,531      10,104       11,492      10,069
                                                           =======     =======      =======     =======

Net income (loss)                                            1,942      (1,596)       2,923      (3,634)
                                                           =======     =======      =======     =======

Net income (loss) per share                                $  0.17     ($ 0.16)     $  0.25     ($ 0.36)
                                                           =======     =======      =======     =======


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